Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS SECOND-QUARTER 2008
NET INCOME OF $2.0 BILLION, OR $0.54 PER SHARE; NET INCOME OF
$2.5 BILLION EXCLUDING LOSSES OF $540 MILLION (AFTER-TAX)
FOR BEAR STEARNS MERGER-RELATED ITEMS
•	Increased credit reserves by $1.3 billion firmwide; loan loss allowance coverage of 2.86% for consumer businesses and 2.13% for wholesale businesses

•	Recorded markdowns of $1.1 billion in the Investment Bank, related to leveraged lending and mortgage-related positions

•	Continued to generate solid underlying business momentum:
-	Commercial Banking and Treasury & Securities Services delivered record earnings and revenue, benefiting from continued double-digit growth in loans and deposits

-
Investment Bank ranked #1 for Global Investment Banking Fees for the first half of 2008 and #1 for Global Debt, Equity & Equity-related volumes for the first half of 2008 and the second quarter of 2008(1)

-	Retail Financial Services grew revenue by 15%
•	Completed acquisition of The Bear Stearns Companies Inc. on May 30, 2008; integration progressing well

•	Tier 1 Capital remained strong at $98.7 billion, or 9.1% (estimated)
New York, July 17, 2008 — JPMorgan Chase & Co. (NYSE: JPM) today reported 2008 second-quarter net income of $2.0 billion, compared with net income of $4.2 billion in the second quarter of 2007. Earnings per share of $0.54 were down 55%, compared with earnings per share of $1.20 in the second quarter of 2007. Current-quarter results include the effect of merger-related items amounting to a net loss of $540 million (after-tax) related to the acquisition of The Bear Stearns Companies Inc., which closed on May 30, 2008. Excluding these items, net income would have been $2.5 billion.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the quarter: “Our earnings were down significantly due to the unfavorable credit environment and market conditions. The Investment Bank took additional markdowns on leveraged loans and mortgage-related positions. Retail Financial Services experienced further deterioration in its home lending portfolio, which resulted in higher charge-offs and an increase in the allowance for credit losses. However, the firm overall continued to maintain solid underlying business momentum. We had market share gains in Investment Banking fees and key product areas. Retail Financial Services posted organic revenue growth of 15%, and all of our major businesses produced growth in accounts, balances and volumes. Further positive results in the quarter included record performance from both Commercial Banking and Treasury & Securities Services.”
Mr. Dimon added, “We also completed the highly complex Bear Stearns acquisition as planned. Through the truly remarkable partnership and efforts of our people in extremely difficult times, we made great progress towards full integration, while also significantly reducing our combined risk

Investor Contact: Julia Bates (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438
(1)Source: Dealogic for fees and Thomson for volumes

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positions. We now have an expanded platform to better serve our institutional clients — one which we fully expect will make our franchise stronger over time.”
Mr. Dimon further remarked, “I am pleased with the strength of our balance sheet and capital positions, particularly in the context of the market challenges we have faced during the past year. During the quarter, we added $1.3 billion to our allowance for credit losses (which now totals $13.9 billion) and maintained strong capital ratios.”
Discussing the firm’s outlook, Dimon said, “Our expectation is for the economic environment to continue to be weak — and to likely get weaker — and for the capital markets to remain under stress. We remain conscious that since substantial risks still remain on our balance sheet, these factors will likely affect our business for the remainder of the year or longer. However, the firm has delivered underlying growth across most of our businesses, and with our substantial capital base we can continue to invest for the future. In spite of the environment, we are confident that we are building an increasingly strong and profitable company.”
In the discussion below of the business segments and JPMorgan Chase, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded, and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 12).
INVESTMENT BANK (IB)

Results for IB				1Q08		2Q07
($ millions)	2Q08	1Q08	2Q07	$ O/(U)	O/(U)%	$ O/(U)	O/(U)%
Net Revenue	$5,470	$3,011	$5,798	$2,459	82%	($328)	(6)%
Provision for Credit Losses	398	618	164	(220)	(36)	234	143
Noninterest Expense	4,734	2,553	3,854	2,181	85%	880	23
Net Income / (Loss)	$394	($87)	$1,179	$481	NM	($785)	(67)%

Discussion of Results:
Net income was $394 million, a decrease from net income of $1.2 billion in the prior year. The lower results reflected increased noninterest expense, a decline in net revenue and a higher provision for credit losses, partially offset by the benefit of reduced deferred tax liabilities.
Net revenue was $5.5 billion, a decrease of $328 million, or 6%, from the prior year. Investment banking fees were $1.7 billion (the second-highest quarter ever), down 9% from the prior year. Advisory fees of $370 million were down 34% from the prior year, reflecting reduced levels of activity. Debt underwriting fees of $823 million were down 1%, driven by a decline in loan syndication fees reflecting market conditions offset by higher bond underwriting fees. Equity underwriting fees were $542 million, up 6% from the prior year. Fixed Income Markets revenue was $2.3 billion, down $98 million, or 4%, from the prior year, driven largely by net markdowns of $696 million on leveraged lending funded and unfunded commitments, as well as mortgage-related net markdowns of $405 million. These marks were partially offset by strong performance in rates, currencies, emerging markets, and credit trading, as well as gains of $165 million from the widening of the firm’s credit spread on certain structured liabilities. Equity Markets revenue was $1.1 billion, down $170 million, or 14% from the prior year, driven by weak trading results offset partially by strong client revenue and a gain of $149 million from the widening of the firm’s credit

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spread on certain structured liabilities. Credit Portfolio revenue was $309 million, up $105 million, or 51% from the prior year, reflecting increased net interest income on higher loan balances.
The provision for credit losses was $398 million, compared with $164 million in the prior year. The current-quarter provision reflects a weakening credit environment. Net recoveries were $8 million, compared with net recoveries of $16 million in the prior year. The allowance for loan losses to total loans retained was 3.19% for the current quarter, an increase from 1.76% in the prior year.
Average loans retained were $76.2 billion, an increase of $17.2 billion, or 29%, from the prior year, largely driven by growth in acquisition finance activity, including leveraged lending, and a facility extended to Bear Stearns. Average fair value and held-for-sale loans were $20.4 billion, up $5.6 billion, or 38%, from the prior year.
Noninterest expense was $4.7 billion, an increase of $880 million, or 23%, from the prior year, largely driven by higher compensation expense and the Bear Stearns acquisition.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪
Ranked #1 in Global Debt, Equity and Equity-Related; #1 in Global Syndicated Loans; #1 in Global Equity and Equity-Related; #1 in Global Long-Term Debt; and #3 in Global Announced M&A; based upon volume, according to Thomson Financial for year-to-date ending June 30, 2008.

▪	Ranked #1 in Global Investment Banking Fees for the first half of 2008, according to Dealogic.

▪	Return on Equity was 7% on $23.3 billion of average allocated capital; end of period allocated capital was $26.0 billion.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				1Q08		2Q07
($ millions)	2Q08	1Q08	2Q07	$ O/(U)	O/(U)%	$ O/(U)	O/(U)%
Net Revenue	$5,015	$4,702	$4,357	$313	7%	$658	15%
Provision for Credit Losses	1,332	2,492	587	(1,160)	(47)	745	127
Noninterest Expense	2,670	2,570	2,484	100	4%	186	7
Net Income / (Loss)	$606	($227)	$785	$833	NM	($179)	(23)%

Discussion of Results:
Net income was $606 million, a decrease of $179 million, or 23%, from the prior year, as a significant increase in the provision for credit losses in Regional Banking was offset largely by revenue growth in all businesses.
Net revenue was $5.0 billion, an increase of $658 million, or 15%, from the prior year. Net interest income was $3.0 billion, up $382 million, or 14%, due to higher loan balances, wider deposit spreads and higher deposit balances. Noninterest revenue was $2.0 billion, up $276 million, or 16%, driven by higher net mortgage servicing revenue, higher mortgage production revenue and increased deposit-related fees.
The provision for credit losses was $1.3 billion, as housing price declines have continued to result in significant increases in estimated losses, particularly for high loan-to-value home equity and

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mortgage loans. Home equity net charge-offs were $511 million (2.16% net charge-off rate), compared with $98 million (0.44% net charge-off rate) in the prior year. Subprime mortgage net charge-offs were $192 million (4.98% net charge-off rate), compared with $26 million (1.21% net charge-off rate) in the prior year. Prime mortgage net charge-offs (including net charge-offs reflected in the Corporate segment) were $104 million (0.91% net charge-off rate), compared with $4 million (0.05% net charge-off rate) in the prior year. The current-quarter provision includes an increase in the allowance for loan losses of $430 million due to increases in estimated losses in the subprime and prime mortgage portfolios. An additional provision for prime mortgage loans of $170 million has been reflected in the Corporate segment.
Noninterest expense was $2.7 billion, an increase of $186 million, or 7%, from the prior year, reflecting higher mortgage production and servicing expense, and investment in the retail distribution network.
Regional Banking net income was $354 million, down $275 million, or 44%, from the prior year. Net revenue was $3.6 billion, up $320 million, or 10%, benefiting from higher loan balances, wider deposit spreads, higher deposit-related fees and higher deposit balances. The provision for credit losses was $1.2 billion, compared with $494 million in the prior year. The provision reflected weakness in the home equity and mortgage portfolios (see Retail Financial Services discussion of the provision for credit losses for further detail). Noninterest expense was $1.8 billion, up $29 million, or 2%, from the prior year, due to investment in the retail distribution network.
             Key Metrics and Business Updates:
            (All comparisons to the prior-year quarter except as noted)
▪	Checking accounts totaled 11.3 million, up 980,000, or 9%.

▪	Average total deposits grew to $213.9 billion, up $6.6 billion, or 3%.

▪	Average home equity loans were $95.1 billion, up $5.9 billion, or 7%. Home equity originations were $5.3 billion, down $9.3 billion, or 64%.

▪	Average business banking loans were $16.1 billion and originations were $1.7 billion.

▪	Number of branches grew to 3,157, up 68.

▪	Branch sales of credit cards increased 4%.

▪	Branch sales of investment products increased 2%.

▪	Overhead ratio (excluding amortization of core deposit intangibles) decreased to 47% from 50%.
Mortgage Banking net income was $169 million, an increase of $98 million, or 138% from the prior year. Net revenue was $922 million, up $289 million, or 46%. Net revenue comprises production revenue and net mortgage servicing revenue. Production revenue was $597 million, up $134 million, predominantly benefiting from higher loan originations. Net mortgage servicing revenue, which includes loan servicing revenue, MSR risk management results and other changes in fair value, was $325 million, compared with $170 million in the prior year. Loan servicing revenue of $678 million increased by $63 million on growth of 15% in third-party loans serviced. MSR risk management results were positive $41 million compared with negative $62 million in the prior year. Other changes in fair value of the MSR asset were negative $394 million compared with negative $383 million in the prior year. Noninterest expense was $649 million, an increase of $133 million, or 26%. The increase reflected higher mortgage reinsurance losses, higher production expense due in part to growth in origination volume, and higher servicing costs due to increased delinquencies and defaults.

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            Key Metrics and Business Updates:
            (All comparisons to the prior-year quarter except as noted)
▪	Mortgage loan originations were $56.1 billion, up 27% from the prior year and 19% from the prior quarter.

▪	Total third-party mortgage loans serviced were $659.1 billion, an increase of $86.7 billion, or 15%.
Auto Finance net income was $83 million, a decrease of $2 million, or 2%, from the prior year. Net revenue was $498 million, up $48 million, or 11%, driven by higher loan balances and increased automobile operating lease revenue. The provision for credit losses was $117 million, up $25 million, reflecting higher estimated losses. The net charge-off rate was 1.07%, compared with 0.61% in the prior year. Noninterest expense of $243 million increased by $24 million, or 11%, driven by increased depreciation expense on owned automobiles subject to operating leases.
            Key Metrics and Business Updates:
            (All comparisons to the prior-year quarter except as noted)
▪	Auto loan originations were $5.6 billion, up 6%.

▪	Average loans were $44.7 billion, up 11%.
CARD SERVICES (CS)(a)

Results for CS				1Q08		2Q07
($ millions)	2Q08	1Q08	2Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,775	$3,904	$3,717	($129)	(3)%	$58	2%
Provision for Credit Losses	2,194	1,670	1,331	524	31	863	65
Noninterest Expense	1,185	1,272	1,188	(87)	(7)	(3)	—
Net Income	$250	$609	$759	($359)	(59)%	($509)	(67)%

(a)     Presented on a managed basis; see Note 1 (page 12) for further explanation of managed basis.
Discussion of Results:
Net income was $250 million, a decline of $509 million, or 67%, from the prior year. The decrease was driven by a higher provision for credit losses.
End-of-period managed loans of $155.4 billion grew by $7.4 billion, or 5%, from the prior year and $4.4 billion, or 3%, from the prior quarter. Average managed loans of $152.8 billion increased $5.4 billion, or 4%, from the prior year and were flat from the prior quarter, reflecting seasonal patterning. The increase from the prior year in both end-of-period and average managed loans reflects organic portfolio growth.
Managed net revenue was $3.8 billion, an increase of $58 million, or 2%, from the prior year. Net interest income was $3.0 billion, up $56 million, or 2%, from the prior year. The increase in net interest income was driven by higher average managed loan balances, an increased level of fees and wider loan spreads. These benefits were offset largely by the effect of higher revenue reversals associated with higher charge-offs. Noninterest revenue of $764 million was flat compared with the prior year. Increased interchange income (the result of charge volume growth of 6%), higher revenue from fee-based products, and higher securitization income were offset by increased rewards expense and higher volume-driven payments to partners (both of which are netted against interchange income).

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The managed provision for credit losses was $2.2 billion, an increase of $863 million, or 65%, from the prior year, due to a higher level of charge-offs and an increase of $300 million in the allowance for loan losses. The managed net charge-off rate for the quarter was 4.98%, up from 3.62% in the prior year and 4.37% in the prior quarter. The 30-day managed delinquency rate was 3.46%, up from 3.00% in the prior year and down from 3.66% in the prior quarter, reflecting seasonal patterning.
Noninterest expense of $1.2 billion was flat compared with the prior year.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Return on equity was 7%, down from 22%.

▪	Pretax income to average managed loans (ROO) was 1.04%, compared with 3.26% in the prior year and 2.52% in the prior quarter.

▪	Net interest income as a percentage of average managed loans was 7.92%, down from 8.04% in the prior year and 8.34% in the prior quarter.

▪	Net accounts of 3.6 million were opened during the quarter.

▪	Charge volume was $93.6 billion, an increase of $5.6 billion, or 6%. The growth reflects an increase of 7% in sales volume and a 4% increase in balance transfers.

▪
Announced the termination of Chase Paymentech Solutions, a global payments and merchant acquiring joint venture between JPMorgan Chase and First Data Corporation. The dissolution is expected to be completed by year-end 2008 and JPMorgan Chase will retain approximately 51% of the business under the Chase Paymentech name.

▪	Merchant processing volume was $199.3 billion, an increase of $19.6 billion, or 11%, and total transactions were 5.6 billion, an increase of 812 million, or 17%.
COMMERCIAL BANKING (CB)

Results for CB				1Q08		2Q07
($ millions)	2Q08	1Q08	2Q07	$ O/(U)	O/(U)%	$ O/(U)	O/(U)%
Net Revenue	$1,106	$1,067	$1,007	$39	4%	$99	10%
Provision for Credit Losses	47	101	45	(54)	(53)	2	4
Noninterest Expense	476	485	496	(9)	(2)	(20)	(4)
Net Income	$355	$292	$284	$63	22%	$71	25%

Discussion of Results:
Net income was a record $355 million, an increase of $71 million, or 25%, from the prior year driven by record net revenue and lower noninterest expense.
Net revenue was a record $1.1 billion, an increase of $99 million, or 10%, from the prior year. Net interest income was $723 million, up $28 million, or 4%. The increase was driven by double-digit growth in liability and loan balances, largely offset by spread compression in the liability and loan portfolios and a continued shift to narrower-spread liability products. Noninterest revenue was $383 million, an increase of $71 million, or 23%, from the prior year, largely reflecting higher deposit-related fees as well as increases in other fee income.

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Middle Market Banking revenue was $708 million, an increase of $55 million, or 8%, from the prior year. Mid-Corporate Banking revenue was $235 million, an increase of $38 million, or 19%. Real Estate Banking revenue was $94 million, a decline of $15 million, or 14%.
The provision for credit losses was $47 million, an increase of $2 million, or 4%, from the prior year. The current-quarter provision largely reflects growth in loan balances. The allowance for loan losses to total loans retained was 2.61% for the current quarter, down from 2.63% in the prior year and 2.65% in the prior quarter. Nonperforming loans were $486 million, up $351 million from the prior year and up $40 million from the prior quarter, reflecting increases in nonperforming loans in each business segment and the effect of a weakening credit environment. Net charge-offs were $49 million (0.28% net charge-off rate), compared with recoveries of $8 million (0.05% net recovery rate) in the prior year and net charge-offs of $81 million (0.48% net charge-off rate) in the prior quarter.
Noninterest expense was $476 million, a decrease of $20 million, or 4%, from the prior year.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Overhead ratio was 43%, an improvement from 49%.

▪	Record gross investment banking revenue (which is shared with the Investment Bank) was $270 million, up by $34 million, or 14%.

▪	Average loan balances were $71.1 billion, up $11.2 billion, or 19%, from the prior year and up $3.0 billion, or 4%, from the prior quarter.

▪	Average liability balances were $99.4 billion, up $15.2 billion, or 18%, from the prior year and flat compared with the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				1Q08		2Q07
($ millions)	2Q08	1Q08	2Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,019	$1,913	$1,741	$106	6%	$278	16%
Provision for Credit Losses	7	12	—	(5)	(42)	7	NM
Noninterest Expense	1,317	1,228	1,149	89	7	168	15
Net Income	$425	$403	$352	$22	5%	$73	21%

Discussion of Results:
Net income was a record $425 million, an increase of $73 million, or 21%, from the prior year, driven by record net revenue, partially offset by higher noninterest expense. Net income was up $22 million, or 5%, from the prior quarter and the current quarter included increased revenue from seasonal activity in securities lending and depositary receipts. These benefits were partially offset by a normalization of spreads in securities lending, as compared with the prior quarter.
Net revenue was a record $2.0 billion, an increase of $278 million, or 16%, from the prior year. Worldwide Securities Services net revenue of $1.2 billion was a record, up $146 million, or 14%, from the prior year. The growth was driven by increased product usage by new and existing clients (largely in custody, funds services and depositary receipts), wider spreads in securities lending and higher levels of market volatility in foreign exchange driven by recent market conditions. These benefits were offset partially by spread compression on liability products. Treasury Services net revenue was a record $852 million, an increase of $132 million, or 18%, from the prior year. This increase reflected higher liability balances and wider market-driven spreads as well as growth in

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electronic and trade loan volumes. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.7 billion, up $346 million, or 15%. Treasury Services firmwide net revenue grew to $1.6 billion, up $200 million, or 15%.
Noninterest expense was $1.3 billion, an increase of $168 million, or 15%, from the prior year, reflecting higher expense related to business and volume growth as well as continued investment in new product platforms.
  Key Metrics and Business Updates:
  (All comparisons to the prior-year quarter except as noted)
▪	TSS pretax margin(2) was 33%, down from 34% in the prior quarter and up from 32% in the prior year.

▪	Average liability balances were $268.3 billion, up 23%.

▪	Assets under custody grew to $15.5 trillion, up 2%.

▪	Key new client relationships added in the second quarter:
-	Chosen by Shell Asset Management to provide a combination of global custody, fund accounting and securities lending services to support $70 billion in pooled investments;

-	Launched programs delivering unemployment benefits through JPMorgan debit cards for the states of Colorado and Michigan; and

-	Served as lead arranger for Axiom Telecom on a $400 million trade finance facility.
ASSET MANAGEMENT (AM)

Results for AM				1Q08		2Q07
($ millions)	2Q08	1Q08	2Q07	$ O/(U)	O/(U)%	$ O/(U)	O/(U)%
Net Revenue	$2,064	$1,901	$2,137	$163	9%	($73)	(3)%
Provision for Credit Losses	17	16	(11)	1	6	28	NM
Noninterest Expense	1,400	1,323	1,355	77	6	45	3
Net Income	$395	$356	$493	$39	11%	($98)	(20)%

Discussion of Results:
Net income was $395 million, a decline of $98 million, or 20%, from the prior year driven largely by lower performance fees and higher expense offset partially by increased net revenue from growth in deposit and loan balances.
Net revenue was $2.1 billion, a decrease of $73 million, or 3%, from the prior year. Noninterest revenue was $1.7 billion, a decline of $141 million, or 8%, due to lower performance fees and the effect of lower markets offset partially by increased revenue from net asset inflows, higher placement fees and the acquisition of Bear Stearns. Net interest income was $361 million, up $68 million, or 23%, from the prior year, predominantly due to higher deposit and loan balances.
Private Bank revenue grew 18% to $765 million due to increased deposit and loan balances, higher placement fees and higher assets under management, partially offset by lower performance fees. Retail revenue declined 19% to $490 million due to net equity outflows. Institutional revenue declined 24% to $472 million due to lower performance fees, partially offset by growth in assets under management. Private Client Services revenue grew 10% to $299 million due to higher

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deposit and loan balances and growth in assets under management. Bear Stearns Brokerage added $38 million to revenue.
Assets under supervision were $1.6 trillion, an increase of $139 billion, or 9%, from the prior year. Assets under management were $1.2 trillion, up $76 billion, or 7%, from the prior year. The increase was due largely to liquidity product inflows across all segments and the Bear Stearns acquisition offset partially by lower equity markets and equity product outflows. Custody, brokerage, administration and deposit balances were $426 billion, up $63 billion, driven by the acquisition of Bear Stearns Brokerage.
The provision for credit losses was $17 million, compared with a benefit of $11 million in the prior year, reflecting an increase in loan balances and a lower level of recoveries.
Noninterest expense was $1.4 billion, up $45 million, or 3%, from the prior year, largely driven by the Bear Stearns acquisition and increased headcount offset partially by lower performance-based compensation.
            Key Metrics and Business Updates:
            (All comparisons to the prior-year quarter except as noted)
▪	Pretax margin(2) was 31%, down from 37%.

▪	Assets under management were $1.2 trillion, up $76 billion, or 7%, including growth of $11 billion, or 9%, in alternative assets and $15 billion from the Bear Stearns acquisition.

▪	Assets under management net outflows were $3 billion for the second quarter of 2008. Net inflows were $110 billion for the past 12-month period.

▪	Assets under management that ranked in the top two quartiles for investment performance were 76% over five years, 70% over three years and 51% over one year.

▪	Customer assets in 4 and 5 Star rated funds were 40%.

▪	Average loans of $39.3 billion were up $10.6 billion, or 37%.

▪	Average deposits of $70.0 billion were up $14.0 billion, or 25%.
CORPORATE / PRIVATE EQUITY

				1Q08		2Q07
Results for Corporate /
Private Equity ($ millions)	2Q08	1Q08	2Q07	$ O/(U)	O/(U)%	$ O/(U)	O/(U)%
Net Revenue	$229	$1,400	$1,062	($1,171)	(84)%	($833)	(78)%
Provision for Credit Losses	290	196	3	94	48%	287	NM
Noninterest Expense	395	(500)	502	895	NM	(107)	(21)%
Net Income/(Loss)	($422)	$1,027	$382	($1,449)	NM	($804)	NM

Discussion of Results:
Net loss for Corporate / Private Equity was $422 million, compared with net income of $382 million in the prior year.
Net loss included the after-tax effects of Bear Stearns merger-related items amounting to a net loss of $540 million. These items included losses of $423 million, which represent JPMorgan Chase’s 49.4% ownership in Bear Stearns’ losses from April 8 to May 30, 2008, which were reflected in

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net revenue. In addition, other merger-related items of $117 million ($188 million pretax) were reflected almost entirely in noninterest expense.
Net income for Private Equity was $99 million, compared with $702 million in the prior year. Net revenue was $197 million, a decrease of $1.1 billion, reflecting Private Equity gains of $220 million, compared with gains of $1.3 billion in the prior year. Noninterest expense was $44 million, a decline of $154 million from the prior year, reflecting lower compensation expense.
Excluding the after-tax effect of Bear Stearns merger-related items of negative $540 million, net income for Corporate was $19 million, compared with a net loss of $320 million in the prior year. Net revenue was $452 million, compared with a negative $231 million in the prior year, reflecting a higher level of securities gains, predominantly related to a gain of $668 million from the sale of MasterCard shares, and a wider net interest spread. These benefits were offset partially by trading-related losses. The current-quarter provision for credit losses includes an increase in the allowance for loan losses of $170 million for prime mortgage (see Retail Financial Services’ discussion of provision for loan losses for further detail). Noninterest expense was $170 million, a decrease of $135 million, or 44%, from the prior year. The decrease reflected reduced litigation expense and the absence of prior-year merger expense related to the Bank One merger.
            Key Metrics and Business Updates:
            (All comparisons to the prior-year quarter except as noted)
▪
Private Equity portfolio was $7.7 billion, up from $6.5 billion in the prior year and $6.6 billion in the prior quarter. The portfolio represented 8.9% of total stockholders’ equity less goodwill, up from 8.8% in the prior year and 8.3% in the prior quarter.

JPMORGAN CHASE (JPM)(a)

Results for JPM				1Q08		2Q07
($ millions)	2Q08	1Q08	2Q07	$ O/(U)	O/(U)%	$ O/(U)	O/(U)%
Net Revenue(a)	$19,678	$17,898	$19,819	$1,780	10%	($141)	(1)%
Provision for Credit Losses(a)	4,285	5,105	2,119	(820)	(16)	2,166	102
Noninterest Expense	12,177	8,931	11,028	3,246	36	1,149	10
Net Income	$2,003	$2,373	$4,234	($370)	(16)%	($2,231)	(53)%

(a) Presented on a managed basis; see Note 1 (page 12) for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $18,399 million, $16,890 million and $18,908 million for the second quarter of 2008, first quarter of 2008 and second quarter of 2007, respectively.
Discussion of Results:
Net income was $2.0 billion, a decrease of $2.2 billion, or 53%, from the prior year. The decline in earnings was driven by a higher provision for credit losses and increased noninterest expense.
Managed net revenue was $19.7 billion, a decrease of $141 million, or 1%, from the prior year. Noninterest revenue of $9.5 billion was down $2.6 billion, or 22%, due to lower principal transactions revenue, which reflected net markdowns on leveraged lending funded and unfunded commitments and mortgage-related markdowns, and lower levels of private equity gains. In addition, the firm’s share of Bear Stearns’ losses from April 8 to May 30, 2008, and lower investment banking fees contributed to the decline in noninterest revenue. The decline was offset

JPMorgan Chase & Co.
News Release
partially by a gain on the sale of MasterCard shares. Net interest income was $10.2 billion, up $2.5 billion, or 33%, due to higher trading-related net interest income and higher loan and deposit balances.
The managed provision for credit losses was $4.3 billion, up $2.2 billion, or 102%, from the prior year. The total consumer-managed provision for credit losses was $3.8 billion, compared with $1.9 billion in the prior year, reflecting increases in the allowance for credit losses predominantly related to subprime mortgage, prime mortgage and credit card loans, as well as higher net charge-offs. Consumer-managed net charge-offs were $2.9 billion, compared with $1.6 billion, resulting in a managed net charge-off rate of 3.08% and 1.90%, respectively. The wholesale provision for credit losses was $505 million, compared with $198 million in the prior year, due to an increase in the allowance for credit losses reflecting the effect of a weakening credit environment and loan growth. Wholesale net charge-offs were $41 million, compared with net recoveries of $29 million, resulting in net charge-off rates of 0.08% and a net recovery rate of 0.07%, respectively. The firm had total nonperforming assets of $6.6 billion at June 30, 2008, up from the prior-year level of $2.6 billion.
Noninterest expense was $12.2 billion, up $1.1 billion, or 10%, from the prior year. The increase was driven by higher compensation expense, the acquisition of Bear Stearns (including merger-related costs) and higher mortgage production and servicing expense.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Tier 1 capital ratio was 9.1% at June 30, 2008 (estimated), 8.3% at March 31, 2008, and 8.4% at June 30, 2007.

▪
Closed the acquisition of The Bear Stearns Companies Inc. on May 30, 2008. The agreement called for each share of Bear Stearns common stock to be exchanged for 0.21753 shares of JPMorgan Chase common stock.

▪	Headcount of 195,594 grew 15,930 since June 30, 2007, predominantly reflecting the Bear Stearns acquisition.

JPMorgan Chase & Co.
News Release
Notes:
1. In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines of business’ results on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments: First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold in accordance with SFAS 140 still remain on the balance sheet and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations are funded and decisions are made about allocating resources, such as employees and capital, based upon managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (second quarter of 2008) for a reconciliation of JPMorgan Chase’s income statement from a reported to managed basis.
2. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of competitors.

JPMorgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.8 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 8:00 a.m. (Eastern Time) to review second-quarter financial results. The general public can call (800) 701-9724 (U.S. and Canada) / (719) 955-1577 (International), access code 731444, or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at 12:00 p.m. (Eastern Time) on July 17, 2008, through midnight, Thursday, July 31, 2008 (Eastern Time), at (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) with the access code 8931408. The replay will also be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission and available on JPMorgan Chase’s website (www.jpmchase.com), and on the Securities and Exchange Commission’s website. JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact or circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
 (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						YEAR-TO-DATE
					2Q08 Change				2008 Change
	2Q08		1Q08	2Q07	1Q08	2Q07	2008	2007	2007
SELECTED INCOME STATEMENT DATA
Total net revenue	$18,399		$16,890	$18,908	9%	(3)%	$35,289	$37,876	(7)%
Provision for credit losses	3,455		4,424	1,529	(22)	126	7,879	2,537	211
Total noninterest expense	12,177		8,931	11,028	36	10	21,108	21,656	(3)
Net income	2,003		2,373	4,234	(16)	(53)	4,376	9,021	(51)

PER COMMON SHARE:
Net income per share — basic	0.56		0.70	1.24	(20)	(55)	1.26	2.63	(52)
Net income per share — diluted	0.54		0.68	1.20	(21)	(55)	1.22	2.55	(52)
Cash dividends declared	0.38		0.38	0.38	—	—	0.76	0.72	6
Book value	37.02		36.94	35.08	—	6	37.02	35.08	6
Closing share price	34.31		42.95	48.45	(20)	(29)	34.31	48.45	(29)
Market capitalization	117,881		146,066	164,659	(19)	(28)	117,881	164,659	(28)

COMMON SHARES OUTSTANDING:
Weighted-average diluted shares outstanding	3,531.0		3,494.7	3,521.6	1	—	3,512.9	3,540.5	(1)
Common shares outstanding at period-end	3,435.7		3,400.8	3,398.5	1	1	3,435.7	3,398.5	1

FINANCIAL RATIOS: (a)
Net income:
ROE	6%		8%	14%			7%	16%
ROE-GW (b)	10		12	23			11	25
ROA	0.48		0.61	1.19			0.54	1.29

CAPITAL RATIOS:
Tier 1 capital ratio	9.1	(d)	8.3	8.4
Total capital ratio	13.5	(d)	12.5	12.0

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$1,775,670		$1,642,862	$1,458,042	8	22	$1,775,670	$1,458,042	22
Wholesale loans	229,359		231,297	181,968	(1)	26	229,359	181,968	26
Consumer loans	308,670		305,759	283,069	1	9	308,670	283,069	9
Deposits	722,905		761,626	651,370	(5)	11	722,905	651,370	11
Common stockholders’ equity	127,176		125,627	119,211	1	7	127,176	119,211	7

Headcount	195,594		182,166	179,664	7	9	195,594	179,664	9

LINE OF BUSINESS NET INCOME
Investment Bank	$394		$(87)	$1,179	NM	(67)	$307	$2,719	(89)
Retail Financial Services	606		(227)	785	NM	(23)	379	1,644	(77)
Card Services	250		609	759	(59)	(67)	859	1,524	(44)
Commercial Banking	355		292	284	22	25	647	588	10
Treasury & Securities Services	425		403	352	5	21	828	615	35
Asset Management	395		356	493	11	(20)	751	918	(18)
Corporate/Private Equity (c)	(422)		1,027	382	NM	NM	605	1,013	(40)

Net income	$2,003		$2,373	$4,234	(16)	(53)	$4,376	$9,021	(51)

(a)	Ratios are based upon annualized amounts.

(b)	Net income applicable to common stock divided by total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm also utilizes this measure to facilitate comparisons to competitors.

(c)	Included the after-tax impact of material litigation actions, equity earnings related to Bear Stearns and merger costs.

(d)	Estimated.